Exhibit 99.2

                BANCORP, Inc.

101 Westlake Drive Austin, TX 78746	512-617-3600 512-617-3676

FOR IMMEDIATE PRESS RELEASE November 15, 2007

CONTACT:
Jeffrey L. Nash President & CEO (512) 617-3600	Coralie S. Pledger Chief Financial Officer (512) 617-3600

TREATY OAK BANCORP, INC.

ANNOUNCES RECLASSIFICATION PLAN

(Austin, Texas) November 15, 2007 -   Treaty Oak Bancorp, Inc. (“Treaty Oak” or the “Company”) (OTCBB: TOAK) announced today that its Board of Directors has approved a plan to deregister the Company’s common stock under the Securities Exchange Act of 1934, as amended, and, therefore, terminate its obligations to file reports with the Securities and Exchange Commission.  This “going private” transaction would be accomplished through an amendment (the “Amendment”) to the Company’s Articles of Incorporation, which would (1) authorize 2,500,000 shares of a new Series A Preferred Stock and (2) effect a reclassification of all shares of common stock held by record shareholders owning less than 2,500 shares of Company common stock into shares of Series A Preferred Stock on a one-for-one basis (the “Reclassification”).  Shares of common stock held by record shareholders owning 2,500 or more shares will remain outstanding and will be unaffected by the Reclassification.

The Amendment and Reclassification are subject to approval by the holders of two-thirds (2/3) of the outstanding shares of the Company’s common stock.  Shareholders will be asked to approve the Amendment and Reclassification at the Company’s 2008 annual shareholders meeting.

If the Amendment is approved by Treaty Oak’s shareholders and, after completion of the Reclassification, Treaty Oak has fewer than 300 shareholders of record of common stock, the Company intends to terminate the registration of its common stock under the Securities Exchange Act of 1934, as amended, and become a non-reporting company.  If that occurs, the Company will no longer file periodic reports with the Securities and Exchange Commission, including annual reports on Form 10-KSB and quarterly reports on Form 10-QSB.

“We had hoped the SEC might provide some relief for smaller public companies and not apply the requirements of Section 404 of the Sarbanes-Oxley Act of 2004 (SOX) uniformly between large and relatively smaller public companies with varying resources.  However, when it became obvious such relief was not forthcoming our board of directors concluded that the benefits associated with being a public reporting company no longer outweighed the costs associated with SEC and SOX reporting, particularly for a small organization in an already highly regulated industry such as banking” stated CEO Jeff Nash.  “By pursuing the reclassification rather than other alternatives considered we expect to save significant costs associated with SEC public company reporting while providing every shareholder the opportunity to remain an equity investor in Treaty Oak,” added Mr. Nash.

Those shareholders receiving shares of Treaty Oak Series A Preferred Stock in the Reclassification will have the option to sell those shares to the Company at any time during the 30 day period following the Reclassification at a cash price equal to $11.00 per share (the “Put Price”).

The Board of Directors received a fairness opinion from its financial advisor, Fowler Valuation Services, LC, that the Put Price to be paid following the Reclassification is fair, from a financial perspective, to all Company shareholders.

About Treaty Oak Bancorp

Treaty Oak Bancorp, Inc. (TOAK) is the publicly held holding company parent of Treaty Oak Bank, a community bank with $110 million in total assets located at 101 Westlake Drive at Bee Caves Road in West Lake Hills (Austin), Texas.  The holding company and bank were organized in the Austin area, where more than 90 percent of its shareholders reside.

Forward-Looking Statements and Additional Information

All statements included in this press release that address activities, events or developments that Treaty Oak expects, believes or anticipates will or may occur in the future are forward-looking statements.  The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and is including this statement for purposes of these safe harbor provisions.

Forward-looking statements are based on certain assumptions and describe future plans, strategies, and expectations of the Company.  All forward-looking statements in this release are made as of the date hereof, and you should not place undue reliance on these statements without also considering the risks and uncertainties associated with these statements and our business that are discussed in the Company’s filings with the SEC. The Company’s ability to predict results or the actual effects of its plans and strategies is inherently uncertain. Accordingly, actual results may differ materially from anticipated results.  The following factors, among others, could cause the effects and implementation of the above-described plan to differ materially from the expectations stated in this release: the ability of the Company to obtain the required shareholder approval; the ability to consummate the plan; the ability to fully realize the expected cost savings as a result of the plan; a change in general business and economic conditions; changes in accounting principles, policies or guidelines; changes in legislation and regulation; and other economic, competitive, governmental, regulatory, geopolitical, and technological factors affecting the Company’s operations.

All written or oral forward-looking statements are expressly qualified in their entirety by these cautionary statements. Please also read the additional risks and factors described from time to time in the Company’s filings with the SEC.  Except as required by law, the Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

The Company intends to file a preliminary proxy statement and Schedule 13E-3 with the SEC outlining the transaction described above and will file a definitive proxy statement upon completion of the SEC review.  The definitive proxy statement will be sent to the shareholders of the Company seeking their approval of the Amendment.  Shareholders are urged to read the definitive proxy statement carefully as it will contain important information that shareholders should understand and consider before voting on the Amendment.  Copies of the definitive proxy statement, when it becomes available, may be obtained at the SEC’s website, www.sec.gov.  Free copies of the definitive proxy statement (when available) and other documents filed by the Company with the SEC may also be obtained by directing a request to Treaty Oak Bancorp, Inc, 101 Westlake Drive, Austin, Texas 78746, Attention: Coralie Pledger, telephone: (512) 617-3600.

Treaty Oak, its directors, executive officers and certain members of management and employees may be considered “participants in the solicitation” of proxies from Treaty Oak’s shareholders in connection with the transaction described above. Information regarding such persons and a description of their interests in the transaction is contained in the proxy statement to be filed with the SEC. Information concerning beneficial ownership of Treaty Oak stock by its directors and executive officers is included in its Form 10-KSB for the year ended September 30, 2006 on file with the SEC.

**End of Release**